Exhibit 99.1

Nationstar Reports Second Quarter 2015 Financial Results

  GAAP EPS of $0.69; Adjusted EPS of $0.32, up 28% QoQ
  Servicing: Achieved 2.3 bps of profitability, up 1.6 bps QoQ; acquired $29B of servicing; $28B of outstanding commitments
  Xome: Continued revenue growth; launched Xome.com website and mobile application
  Originations: Delivered strong quarter of $59 million adjusted pretax income and funded $4.8 billion

DALLAS--(BUSINESS WIRE)--July 30, 2015--Today Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, reported financial results for its second quarter ended June 30, 2015.

“We remain resolute in our strategy of creating long-term sustainable growth by capitalizing on market opportunities, increasing the profitability of our servicing segment, building the first fully integrated digital platform for buying or selling a home through Xome and taking advantage of the recovering economy and rising rate environment, all of which we believe will create additional value for our shareholders,” said Jay Bray, Chief Executive Officer. “Our servicing segment continues to operate as the top ranked servicer in its FNMA STAR peer group and had a significantly improved operational quarter, even with elevated levels of amortization.”

Nationstar reported quarterly net income of $75 million, or $0.69 per share, for the second quarter, compared to net loss of ($48) million, or ($0.53) per share, in the first quarter 2015. Adjusted earnings for the second quarter were $35 million or $0.32 per share, up 57% compared to the prior quarter. The second quarter results include $52 million or $0.47 per share of after tax benefits resulting from the net increase in value associated with mortgage servicing rights and related liabilities accounted for at fair value and $10 million of after tax expense or $0.10 per share principally related to streamlining operations, including severance.

Notably, adjusted pretax income for the servicing segment increased $16 million sequentially as a result of increased incentive fees due to continued strong operational performance and higher base servicing fees given the larger servicing portfolio. Originations delivered another strong quarter of adjusted pretax income of $59 million driven by the favorable rate environment and focused execution. Xome achieved continual top line growth of $14 million sequentially, driven principally by an increase in property sales.

Second Quarter Business Highlights

Servicing Segment

(amounts in millions, unless otherwise noted)	Q2'15	Q1'15	% Change
Adjusted Revenue	$247	$223	11%
MTM adjustments	$82	$(110)	(175)%
Total Revenue	$329	$113	191%
Adjusted Pretax income	$23	$7	229%
Adjusted Pretax income margin	7%	6%	17%
Ending UPB ($B)	404	390	4%
Average UPB ($B)	395	386	2%
60+ day delinquency rate	7.4%	8.8%	(16)%
Annualized CPR rate	16.9%	13.8%	22%
Workouts	16,831	16,532	2%

Adjusted revenues increased $27 million sequentially principally as a result of $15 million in higher base servicing fees due to higher average UPB balance and $5 million of increased incentive fees. The servicing portfolio, as measured by UPB, ended the second quarter at $404 billion, an increase of 4% from the first quarter as the Company successfully closed on $29 billion of servicing acquisitions during the quarter and has outstanding commitments of $28 billion. This represents the first time ending UPB was greater than $400 billion as of the end of a quarter in the Company's history.

Adjusted pretax income, was up $16 million quarter-over-quarter driven by higher revenues and increased interest income on reverse mortgage interests, partially offset by higher claims and a $12 million quarter over quarter increase in amortization. Although interest rates increased over the course of the second quarter, typically a lag exists between rising rates and the slowing of prepayments. In addition, amortization was driven higher due to the significant amount of UPB acquired in the first half of the year.

Measured in basis points, adjusted pretax income for the quarter was 2.3 basis points, an increase of 229% compared to the first quarter, driven principally by an improvement in operations as amortization remained elevated. Macroeconomic fundamentals, including a rising rate environment, are tail winds for increased profitability and cash flows and Nationstar remains committed to achieving its servicing profitability targets of approximately 3.5 basis points in the third quarter and at least 5.0 basis points for the fourth quarter.

Nationstar’s 60-plus day delinquency rate decreased to 7.4% in the quarter as a result of completing 16,831 workouts and the boarding of lower delinquency portfolios during the quarter. The servicing portfolio CPR increased to 16.9%, reflective of the rate environment and increased origination activity that resulted in higher prepayments during the quarter.

Originations Segment

	Q2'15	Q1'15	% Change
Revenue	$170	$158	8%
Adjusted Pretax income	$59	$59	—%

Adjusted Pretax income margin	35%	37%	(5)%

Funded volume - consumer direct ($B)	3.0	3.0	—%
Funded volume - total ($B)	4.8	4.2	14%
Recapture percentage (% of UPB)	25%	24%	4%
Purchase origination percentage of funded volume	27%	24%	13%

Revenues increased sequentially despite interest rates increasing by approximately 35 basis points during the quarter. The Company continues to be able to capitalize on refinance and purchase origination opportunities within its servicing portfolio which drove volume increases during the quarter.

Adjusted pretax income was flat quarter-over-quarter despite increased expenses incurred associated with the 14% increase in funded volumes. Nationstar’s recapture rate improved slightly to 25% in the quarter creating approximately $2.7 billion of new servicing assets and $14 million of cash.

Nationstar funded $4.8 billion of volume during the quarter with 63% of the volume from the consumer direct channel. Excluding the value of servicing, loans originated from the consumer direct channel were cash flow positive during the quarter, proving it to be the most cost effective way to acquire servicing assets. The originations business continues to benefit from recapture opportunities from Nationstar's servicing portfolio. A 50 basis point referral fee on recaptured loans would have resulted in an increase of 1.4 basis points in servicing profitability during the second quarter.

The third quarter has started off strong for our originations segment as homeowners prepare for a potentially rising rate environment. The Company continues to believe that significant refinance and purchase opportunities exist within our servicing portfolio. In addition, the recent launch of the Xome ecosystem should, over time, drive leads to the originations platform.

Xome Segment (formerly Solutionstar)

Xome consists of our former Solutionstar segment with the exception of our debt recovery business which is now included as part of the servicing segment.

	Q2'15	Q1'15	% Change
Revenue - Real Estate Exchange	$61	$48	27%
Revenue - Real Estate Services	61	60	2%
Total Revenue	$122	$108	13%
Pretax income	$28	$28	—%
Pretax income margin	23%	26%	(12)%
Property sales	6,131	5,483	12%
REO ending inventory	8,279	9,114	(9)%
3rd party business %	30%	31%	(3)%

Xome’s revenues increased by $14 million sequentially, primarily driven by increased property sales of approximately 650 units quarter over quarter. From a third-party perspective, although down on a percentage basis due to the increase in property sales, Xome continued to make progress in signing up third party clients during the quarter.

Adjusting for investments in technology and expenses related to the launch of Xome.com, Xome earnings were slightly up for the quarter. During the quarter, Xome sold 6,131 properties, reflective of the strong selling season for REO properties during the spring and summer months. The REO pipeline remains strong and Xome ended the quarter with approximately 8,300 properties in inventory. During the quarter, Xome sold 126 third-party properties through HomeSearch, a 163% increase quarter over quarter.

Launch of Xome - the first fully integrated digital platform for buying or selling a home. In June, Nationstar launched the Xome.com website and Xome mobile application. Xome consists of a next generation residential real estate digital experience connecting every major touch point in the transaction process from finding a home to closing the deal. The launch was a significant milestone in the transformation of the Xome segment from a provider of refinance and default related residential mortgage services to a provider of technology and data enhanced solutions to homebuyers, home sellers, real estate professionals and companies engaged in the origination and / or servicing of mortgage loans. Through Xome, we intend to enhance the home buying and selling experience through innovative, customer focused technology, making the home purchase experience simpler, more transparent and more accessible for all market participants.

Since launch, the Xome platform has been off to a solid start as evidenced by the key metrics shown below:

Xome.com / Xome Mobile Application Key Performance Indicators

Since June '15 Launch
Registered customers	132,100
Registered agents	14,300
Mobile application downloads	108,000
Unique visitors (web and app)	1,400,000
Tours requested	806
Offers made	671

Xome Acquisitions

In May, Xome acquired Quantarium, LLC, a real estate analytics company that has developed industry-leading automated home valuation models utilizing advanced statistical methods and complex proprietary algorithms derived from expertise in genetic mutation modeling. The cutting-edge next generation cloud-based technology will leverage extensive real estate data from our affiliate, Real Estate Digital, producing one of the most robust home price predictive models.

In June, Xome acquired substantially all of the assets of Technologic, LLC dba GoPaperless Solutions, a leader in e-signature and document management Software-as-a-Service solutions. GoPaperless is expected to be integrated into the Xome.com platform during the third quarter.

Conference Call Webcast and Investor Presentation

Jay Bray, Chief Executive Officer, Robert Stiles, Chief Financial Officer, and Kal Raman, Chief Executive Officer of Xome will host a conference call on July 30, 2015 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 86170782 to access the conference call.

A simultaneous audio webcast of the conference call will be available to the public on the Investors section of http://www.nationstarmtg.com. Please click on the July 30, 2015 Conference Call link to access the call. A telephonic replay will be also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 86170782 to access the replay. The replay will be accessible through August 13, 2015.

Non-GAAP Financial Measures

This disclaimer applies to every usage of "Adjusted Pretax Income", "Adjusted EPS", "Adjusted Earnings", "Servicing Profitability" and "Adjusted Revenue" in this release. Adjusted Pretax Income is a metric that is used by management to provide a better depiction of the results of servicing operations by excluding changes in fair value of the MSR and non-recurring expenses. Adjusted Cash Flow is a metric that is used by management to provide an estimate of cash flow generated by the operating segments. Adjusted Earnings and Adjusted EPS are metrics used by management to provide an estimate of earnings by excluding mark-to-market adjustments and non-recurring expenses. Adjusted Earnings begins with net income and makes adjustments for taxes, the fair value of MSRs and non-recurring expenses. Adjusted EPS divides Adjusted Earnings by the weighted average share count for the quarter. Servicing Profitability is a metric used by management to estimate earnings from the servicing segment. Servicing Profitability begins with Adjusted Earnings and adjusts for financing structure payments. Adjusted Revenue is a metric used by management to provide an estimate of revenues prior to any changes in the fair value of MSRs.

About Nationstar

Based in Dallas, Texas, Nationstar earns fees through the delivery of quality servicing, origination and technology-enabled transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the investors tab at www.nationstarmtg.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding: our servicing segment’s profitability, refinance and purchase opportunities in our originations segment, and the impact our Xome platform initiative. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (dollars and shares in thousands, except per share data)

	For the Three Months Ended
	June 30, 2015	March 31, 2015
Revenues:
Service related	$457,727	$215,123
Net gain on mortgage loans held for sale	163,883	166,994
Total revenues	621,610	382,117

Total expenses	440,984	383,843

Other income (expense):
Interest income	87,156	43,774
Interest expense	(147,863)	(115,648)
Gain (loss) on interest rate swaps and caps	95	(767)
Total other income (expense)	(60,612)	(72,641)

Income (loss) before taxes	120,014	(74,367)
Income tax expense / (benefit)	44,171	(27,525)
Net income (loss)	75,843	(46,842)

Less: Net gain (loss) attributable to noncontrolling interests	1,281	1,473
Net income (loss) attributable to Nationstar	$74,562	$(48,315)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.69	$(0.54)
Diluted earnings (loss) per share	$0.69	$(0.53)
Weighted average shares:
Basic	107,521	89,911
Dilutive effect of stock awards	368	669
Diluted	107,889	90,580

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	June 30, 2015	March 31, 2015
Assets
Cash and cash equivalents	$562,939	$815,776
Restricted cash	387,914	358,542
Mortgage servicing rights, $3,350,298 and $2,949,739 at fair value, respectively	3,360,322	3,032,982
Advances	2,348,114	2,470,315
Reverse mortgage interests	7,424,565	2,633,862
Mortgage loans held for sale	1,906,010	1,995,998
Mortgage loans held for investment	182,330	185,577
Property and equipment	134,155	131,869
Derivative financial instruments	108,265	103,367
Other assets	906,889	914,080
Total assets	$17,321,503	$12,642,368

Liabilities and equity
Unsecured Senior Notes	$2,158,392	$2,158,812
Advance facilities	1,826,452	1,883,312
Warehouse facilities	2,152,915	2,477,472
Payables and accrued liabilities	1,390,207	1,402,611
MSR related liabilities - nonrecourse	1,287,140	1,092,634
Mortgage servicing liabilities	47,775	58,599
Derivative financial instruments	7,859	23,048
Other nonrecourse debt	6,693,772	1,870,269
Total liabilities	$15,564,512	$10,966,757

Total equity	$1,756,991	$1,675,611
Total liabilities and Shareholders' equity	$17,321,503	$12,642,368

ADJUSTED PRETAX INCOME RECONCILIATION (dollars in millions)

	For the quarter ended June 30, 2015	For the quarter ended March 31, 2015
GAAP Pretax Income	$120	$(74)
MTM Adjustments	(82)	110
Non-recurring expenses	17	—
Adjusted Pretax Income	55	35
Less: Taxes (1)	(19)	(13)
Adjusted Earnings	35	22
Adjusted Earnings Per Share (2)	$0.32	$0.25

(1) Calculated using tax rate of 36.8% in Q2’15 and 36.6% in Q1’15.
(2) Calculated using fully-diluted average share count of 107.9 million in Q2’15 and 90.6 million in Q1’15.

SERVICING PROFITABILITY RECONCILIATION (dollars in millions)

	For the quarter ended June 30, 2015		For the quarter ended March 31, 2015
	$	bps	$	bps
GAAP Pretax Income	$96	9.5	$(103)	$(11)
MTM Adjustments	(82)	(8.3)	110	11.4
Non-recurring expenses	9	0.9	—	—
Adjusted Pretax Income	23	2.3	7	0.7
Avg. UPB ($B)	$395.0		$385.6

SERVICING ADJUSTED OPERATING INCOME STATEMENT (dollars in millions)

	For the quarter ended June 30, 2015		For the quarter ended March 31, 2015
	$	bps	$	bps
Operating Revenue(1)	408.2	41.3	374.6	38.9
Labor costs(3)	60.7	6.2	59.4	6.2
Direct corporate allocation(2)	39.8	4.0	39.2	4.1
Other direct expenses(3)	100.0	10.1	83.8	8.7
Total Expenses	200.5	20.3	182.4	18.9
Other (income) / expense(4)	2.6	0.3	14.7	1.5
Adj. operating income b/f amortization	205.0	20.8	177.5	18.4
MSR amortization	(133.9)	(13.6)	(107.8)	(11.2)
Excess spread accretion	45.7	4.6	31.6	3.3
Total amortization	(88.3)	(8.9)	(76.2)	(7.9)
Adjusted operating income	116.7	11.8	101.3	10.5
MSR financing liability payments	31.1	3.2	34.3	3.6
Excess spread payments - principal	41.9	4.2	40.3	4.2
Excess spread payments - interest/other	20.6	2.1	19.4	2.0
Total financing structure payments	93.6	9.5	94.1	9.8
Adjusted Pretax Income	23.1	2.3	7.2	0.7
Financing MTM	(14.0)	(1.4)	4.4	0.5
MSR MTM	125.3	12.7	(109.7)	(11.4)
Excess Spread MTM	(29.6)	(3.0)	(4.4)	(0.5)
Total MTM adjustments	81.7	8.3	(109.7)	(11.4)
Non-recurring expenses	(9.0)	0.9	—	—
GAAP Pretax Income	95.8	9.7	(102.5)	(10.6)
Average UPB ($B)	394.9		385.6

(1) Operating revenue excludes payments made in connection with excess spread co-investment and sale of advances, amortization and MTM adjustments. See page next page for reconciliation.
(2) Direct corporate allocation includes: legal / compliance, accounting and finance involved directly with the segment.
(3) Excludes non-recurring expenses incurred during the quarter.
(4) Other (income) / expense excludes portion of excess spread remittance treated as financing. See next page for reconciliation.

SERVICING SEGMENT: GAAP REVENUE RECONCILIATION (dollars in millions)

	For the quarter ended June 30, 2015	For the quarter ended March 31, 2015
Operating Revenue	$408	$375
Less: MSR Financing Liability	(31)	(34)
Less: Excess Spread - principal	(42)	(40)
Less: Amortization	(88)	(76)
Mark-to-market adjustments	82	(110)
Other	(1)	(1)
GAAP Revenue	$329	$113

SERVICING SEGMENT: GAAP OTHER INCOME / (EXPENSE) RECONCILIATION (dollars in millions)

	For the quarter ended June 30, 2015	For the quarter ended March 31, 2015
Other Income / (Expense)	$(3)	$(15)
Plus: Excess spread - interest	(21)	(19)
GAAP Other Income / (Expense)	$(24)	$(34)

SEGMENT INCOME STATEMENT & EARNINGS RECONCILIATION (dollars in thousands)

	For the quarter ended June 30, 2015
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$320,654	$13,428	$122,004	$1,860	$(218)	$457,728
Net gain on mortgage loans held for sale	7,837	156,085	—	(40)		163,882
Total revenues	328,491	169,513	122,004	1,820	(218)	621,610

Total expenses	209,540	117,159	94,433	19,852	—	440,984
Other income (expense):
Interest income	66,922	16,862	—	3,154	218	87,156
Interest expense	(90,191)	(14,854)	(29)	(42,789)	—	(147,863)
Gain (loss) on interest rate swaps and caps	85	—	—	11	—	96
Total other income (expense)	(23,184)	2,008	(29)	(39,624)	218	(60,611)

Pretax income (loss)	$95,767	$54,362	$27,542	$(57,656)	—	$120,015

Taxes						44,171
Net Income						74,562
Earnings per Share - diluted						$0.69

Adjusting Items:
Mark-to-market	(81,656)	—	—	—	—	(81,656)
Non-recurring expenses	9,014	4,275	—	3,703	—	16,993
Adjusted Pretax income	23,125	58,637	27,542	(53,953)	—	55.351
Taxes						(20,203)
Adjusted Earnings						$35,148
Adjusted EPS						$0.32

SEGMENT INCOME STATEMENT (dollars in thousands)

	For the quarter ended March 31, 2015
	Servicing	Originations	Xome	Corporate and Other	Elim.	Total

REVENUES:
Service related	$99,996	$7,065	$107,787	$497	$(222)	$215,123
Net gain on mortgage loans held for sale	14,014	151,281	—	1,700	—	166,994
Total revenues	114,010	158,346	107,787	2,197	(222)	382,117

Total expenses	182,396	100,249	79,388	21,809	—	383,843
Other income (expense):
Interest income	24,638	15,267	—	3,646	222	43,774
Interest expense	(56,975)	(14,386)	(35)	(43,253)	—	(115,648)
Gain (loss) on interest rate swaps and caps	(802)	—	—	34	—	(767)
Total other income (expense)	34,139	881	(35)	(39,573)	222	(72,641)

Pretax income (loss)	$(102,525)	$58,978	$28,364	$(59,185)	$—	$(74,367)

Taxes						(27,525)
Net Income						(48,315)
Earnings per Share - diluted						$(0.53)

Adjusting Items:
Mark-to-market	(109,689)	—	—	—	—	(109,689)
Adjusted Pretax income	7,164	58,978	28,364	(59,185)	—	35,322
Taxes						(12,928)
Adjusted Earnings						$22,394
Adjusted EPS						$0.25

CONTACT:
Nationstar Mortgage Holdings Inc.
Jamieson R. Merrill, 972-459-4904